Exhibit (d)(12)

CONFIDENTIAL

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of November 21, 2022 (“Effective Date”), by and between Theodore R. Anderson, a Massachusetts resident (“Licensor”); and Rain Enhancement Technologies, Inc, a Delaware Corporation (“Licensee”) (collectively, the “Parties” and each individually, a “Party”).

RECITALS

A. Licensor is the owner of the Licensed Patents and the Covered Technology;

B. Licensee is a newly formed company, which was formed for the purpose of exploiting the Licensed Patents and Covered Technology; and

C. Licensor desires to exclusively license the Licensed Patents and Covered Technology to Licensee for all fields of use involving weather modification and all geographic territories, and Licensee desires to exclusively license the Licensed Patents and Covered Technology from Licensor on such terms, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. Exclusive License.

(a) Grant of License. Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, an exclusive (including as to Licensor, subject to Section 1(c)), royalty-free, fully paid-up (upon payment of the Licensing Fee (defined below)), perpetual, irrevocable, transferrable, freely sublicensable (through one or more tiers), right and license under the Covered Technology (defined below) and the Licensed Patents (defined below) in the Covered Territory, to (i) design, research, develop, make, have made, test, support, use, market, offer for sale, sell, have sold, distribute, import, deploy and otherwise exploit any products, services or solutions and (ii) to practice processes and methods in connection with the foregoing activities, in each case of (i) and (ii), solely within the Field of Use.

(b) Certain Definitions.

(1) “Covered Technology” shall mean all technology described in the Licensed Patents that has any application within the Field of Use.

(2) “Covered Territory” shall mean the world.

(3) “Field of Use” shall mean the field of weather modification, including rainfall enhancement, snowfall enhancement, cloud coverage and fog reduction.

(4) “Licensed Patents” shall mean the issued patents and pending patent applications listed on Exhibit A hereto, together with (i) any divisions, continuations or continuations-in- part thereof and any patents issuing thereon and (ii) any re-issuances or extensions or foreign counterparts of any of the foregoing and (iii) any future patents described in Section 1(c).

(c) Retained Rights of Licensor. Licensor expressly retains the non-exclusive right to use the Covered Technology and Licensed Patents, and to practice the processes and methods under the Covered Technology and Licensed Patents, solely for non-commercial research and development purposes, provided that any inventions (whether or not patentable), work products and patents resulting from such use and practice shall be deemed to constitute Covered Technology and, as applicable, Licensed Patents and included in the license granted hereunder under the same terms and conditions as the Covered Technology and Licensed Patents.

2. Licensing Fee. In consideration for the license and rights granted to Licensee hereunder and all other obligations of Licensor, Licensee shall pay Licensor on the Effective Date, by wire transfer to a bank account designated in writing by Licensor on or before the Effective Date, [***] (the “Licensing Fee”).

3. Confidential Information. The Licensing Fee and any non-public, confidential information of a Party, which is designated in writing as confidential or should be understood by the other Party, exercising reasonable business judgment, to be confidential (collectively, “Confidential Information”) provided by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement shall be received and held in confidence by the Receiving Party (employing at least the same degree of care to protect the Confidential Information as the Receiving Party uses to protect its own Confidential Information, but no less than reasonable care) and, other than as may be required by law or a court of competent jurisdiction (after prior notice to the Disclosing Party and an opportunity for the Disclosing Party to object to or limit such disclosure), the Receiving Party shall not use such Confidential Information or disclose any such Confidential Information, except to carry out the terms of this Agreement, without the prior written consent of the Disclosing Party. “Confidential information” does not include information which (i) was known to the Receiving Party prior to Receipt from the Disclosing Party, (ii) is lawfully received by the Receiving Party by a third party without breach of this Agreement, (iii) is or subsequently becomes generally known to the public without breach of this Agreement, or (iv) is independently developed by the Receiving Party without use of any Confidential Information of the Disclosing Party.

4. Optional Licensed Patents. At Licensee’s option (exercisable in Licensee’s sole discretion upon written notice to Licensor), any issued patents or patent applications owned by or exclusively licensed to Licensor as of the Effective Date and not included in the Licensed Patents at the time of such notice will be deemed added to Exhibit A and included in the license granted hereunder as of the Effective Date subject to a fee (the “Optional Licensing Fee”) to be paid by Licensee to Licensor pursuant to a separate agreement, which shall be negotiated in good faith and entered into by the Parties. The Optional Licensing Fee (i) shall not exceed [***] of the Licensing Fee and (ii) will reflect the diminished value of such issued patents and patent applications for use and practice in connection with the Field of Use, which such diminution Licensee hereby acknowledges.

5. Prosecution and Maintenance. Licensor shall, at no cost to Licensee, duly prosecute and maintain (including paying all fees with respect to) all Licensed Patents, provided that, if Licensor fails to do so, Licensee shall have the right to stand in Licensor’s place with respect to the prosecution and maintenance of any Licensed Patent in its sole discretion, and Licensor hereby appoints Licensee as its true and lawful agent and attorney-in-fact, with full power of substitution, in the name and stead of Licensor but on behalf and for the benefit of Licensee, to take and execute in the name of Licensor any actions and documents that may be deemed proper to effectuate the foregoing.

6. Enforcement and Defense.

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7. Representations and Warranties.

(a) Representations and Warranties of Licensor and Licensee. Each of Licensor and Licensee represents and warrants to the other that as of the date of execution of this Agreement: (i) he/it has the full power and authority to enter into this Agreement and to perform his/its obligations hereunder; (ii) he/it has taken all action and has secured the consents of all persons necessary to authorize the execution, delivery and performance of this Agreement; and (iii) this Agreement has been duly executed and delivered by he/it and constitutes a valid and binding obligation enforceable against him/it in accordance with its terms.

(b) Additional Representations and Warranties of Licensor. Licensor further represents and warrants to Licensee that: (i) he owns all right, title and interest in and to all Covered Technology and the Licensed Patents; (ii) he has the full right to grant the rights and licenses granted hereunder; (iii) there are no agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement or which would prevent him from carrying out the terms of this Agreement, including any license grants (whether or not exclusive) under the Licensed Patents or Covered Technology in the Field of Use; (iv) as of the date hereof, he does not have any right, title or interest in and to any patents or patent applications relating to the Covered Technology, other than the issued patents and patent applications listed on Exhibit B; and (v) all of the issued patents listed on Exhibit A are in full force and effect, there are no challenges by any person or entity to the validity of the issued patents listed on Exhibit A, he is not aware of any prior art which would render invalid any of the issued patents listed on Exhibit A, and none of the issued patents listed on Exhibit A is involved in an interference action.

8. Term and Termination.

(a) Term. This Agreement and the license granted hereunder shall begin on the date hereof and, unless sooner terminated under Sections 8(b) or 8(c), shall only terminate upon the expiration of the last to expire of the Licensed Patents.

(b) Termination by Licensee. This Agreement and the license granted hereunder may be terminated by Licensee at any time, without cause, upon thirty (30) days’ written notice to Licensor.

(c) Termination Upon Bankruptcy of Licensee. This Agreement shall automatically terminate upon the occurrence of an Event of Bankruptcy with respect to the Licensee. As used herein, the term “Event of Bankruptcy” shall mean (i) the filing by Licensee of a petition for bankruptcy under any law, (ii) the filing against Licensee of a petition to have it adjudicated as bankrupt, which petition is not dismissed within thirty (30) days after its filing, (iii) the assumption by a trustee or other person pursuant to a judicial proceeding of the assets of Licensee, which proceeding is not dismissed within thirty (30) days after its commencement, or (iv) the entry of a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver for Licensee in any insolvency proceedings or similar proceeding, which decree or order is not dismissed within thirty (30) days after its entry.

9. Effects of Termination. Upon termination of this Agreement, Licensee shall be entitled to finish any work-in-process, sell any completed inventory which remain on hand as of the date of termination and complete the sale of any products, services or solutions that it is obligated to sell to third parties as of the date of termination. Any sublicenses previously granted by Licensee to a sublicensee shall nevertheless remain in full force and effect, provided that (i) such sublicensee is not then in material breach of its sublicense agreement with Licensee and (ii) such sublicensee agrees in writing with Licensor to be bound to Licensor as a direct Licensor under the terms and conditions of the sublicense agreement.

10. Survival. All provisions of this Agreement which, by their terms, have application beyond the termination of this Agreement shall survive the termination of this Agreement and be given post-termination effect in accordance with their terms.

11. Assignment. This Agreement may not be assigned by Licensor without the prior written consent of Licensee, except that in the event that Licensor transfers or assigns to a third party all or a portion of the Licensed Patents, Licensor shall, contemporaneously with such transfer or assignment, assign to such third party its rights and obligations hereunder that pertain to such transferred or assigned Licensed Patents and notify Licensee in writing of such assignment. This Agreement may be assigned by Licensee, in whole or in part, without the consent of Licensor.

12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand, (ii) delivered to an overnight courier service with guaranteed next day delivery, (iii) mailed by certified or registered mail, postage prepaid, return receipt requested, or (iv) sent by telecopy,(v) sent by email, and addressed (or sent, in the case of a telecopy or email) as follows:

If to Licensor:	Theodore R. Anderson
7 Martin Road
Brookfield, MA 01506
Telecopy no 508-867-3918

If to Licensee:	Rain Enhancement Technologies, Inc
833 Walker Road, Suite 21-2
Dover, Kent
DE 19904

or to such other person and place as the parties hereto shall furnish in writing to each of the other parties hereto. Notices shall be deemed received (i) on the date of delivery, if delivered by hand, (ii) on the day after delivery, if delivered to an overnight courier with guaranteed next day delivery, (iii) three (3) days after deposit in the mail, if sent by certified or registered mail, and (iv) on the date of transmission, if sent by telecopy.

13. Interpretive Rules. For purposes of this Agreement: (i) “include” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) the singular includes the plural and vice versa; (v) “any” shall mean “any and all”; (vi) “or” is used in the inclusive sense of “and/or”. The headings of any section or subsection of this Agreement are for convenience only and shall not constitute a part hereof or limit the content of any section or subsection.

14. Miscellaneous. This Agreement and the Exhibits attached hereto constitute the entire agreement between the Parties relating to the subject matter thereof, and supersedes all prior discussions or agreements with respect to such subject matter. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective representatives, successors and assigns. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except by a writing signed by the person against whom such modification or amendment is sought to be enforced. No waiver of a breach of any provision of this Agreement shall be deemed to be a waiver of a breach of any other provision of this Agreement or of a subsequent breach of the same provision. In the event one or more of the provisions hereof shall be held to be illegal, invalid or unenforceable, such provisions shall be deemed severable and the remaining provisions shall continue in full force and effect. The relationship between Licensor and Licensee is that of independent contracting parties. Licensor and Licensee are not joint venturers, partners, principal and agent, master and servant, or employer and employee, and have no relationship other than as independent contracting parties. Neither party shall have any power to bind or obligate the other party in any manner. Licensee shall not use the name of Licensor in any advertising, promotional or sales literature with respect to any Covered Product without the prior written approval of Licensor, which approval Licensor may withhold in his sole and unfettered discretion. All rights not expressly granted to by a Party to the other Party hereunder are retained by such Party, free and clear of any obligation to the other Party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

THEODORE R. ANDERSON, as Licensor

/s/ THEODORE R. ANDERSON

Rain Enhancement Technologies, Inc, as Licensee

/s/ Paul Dacier
Name: Paul Dacier
Title: Executive Chairman

EXHIBIT A

LICENSED PATENTS

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EXHIBIT B

LICENSOR PATENTS

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